Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
APRIL 11, 2010

CHESAPEAKE ENERGY CORPORATION PROVIDES FULL DISCLOSURE OF
CHEMICALS USED IN THE HYDRAULIC FRACTURE WELL COMPLETION
PROCESS THROUGH A NATIONAL PUBLICLY ACCESSIBLE REGISTRY

OKLAHOMA CITY, OKLAHOMA, APRIL 11, 2011 – Chesapeake Energy Corporation (NYSE:CHK), one of the first energy companies to call for disclosure of additives used in the hydraulic fracturing process, announced today that it is actively participating in a national publicly accessible web-based registry developed by the Ground Water Protection Council (GWPC) and the Interstate Oil and Gas Compact Commission (IOGCC), with support of the U.S. Department of Energy (DOE), to report the additives used in the process on a well-by-well basis. To date, a total of 24 companies have registered as participants and 11 of those companies, including Chesapeake, have begun using this website to provide detailed information about the additives in their hydraulic fracturing operations.

Chesapeake began loading well completion data onto the registry on February 15, 2011, for wells where completion reports have been filed with the appropriate state agencies. To date, information has been uploaded to the registry covering 94 wells in Arkansas, Louisiana, Oklahoma, Pennsylvania, Texas and Wyoming. The website, which also includes information about how hydraulic fracturing works, information about the chemicals used and how fresh ground water is protected, may be used by the public and the website address is www.fracfocus.org/.

Aubrey K. McClendon, Chesapeake’s CEO, commented, “Providing further information about our drilling, completing and producing operations in today’s environment is more critical than ever, and we believe this new public registry provides an immediate, workable and accurate way to present information about the additives of our hydraulic fracturing operations to all of our stakeholders.  We applaud the leadership of the GWPC, IOGCC and DOE and our colleagues in the industry who have joined us in this initiative.  We encourage every other producer and their respective service company partners to enthusiastically embrace this approach.”

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Cleveland, Tonkawa, Mississippian, Wolfcamp, Bone Spring, Avalon, Niobrara and Williston Basin unconventional liquids plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154